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                 Exhibit 23. Consent of KPMG Peat Marwick LLP
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                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors
MAF Bancorp, Inc.

We consent to incorporation by reference in the registration statements (No.'s 33-40932, 33-45790, 33-45794 and 333-06593) on Form S-8 and the registration statement (No. 33-96754) on Form S-3 of MAF Bancorp, Inc. of our report dated January 29, 1998, relating to the consolidated statements of financial condition of MAF Bancorp, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 1997, the six months ended December 31, 1996 and for each of the years in the two-year period ended June 30, 1996, which report appears in the December 31, 1997 annual report on Form 10-K of MAF Bancorp, Inc.

/s/ KPMG Peat Marwick LLP



Chicago, Illinois
March 24, 1998